EXHIBIT 2

                                                                  EXECUTION COPY


                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of June 15, 2001 (this "AGREEMENT"), by and among Automatic Data Processing, Inc., a Delaware corporation ("PARENT"), and Dean A. Suposs (the "SHAREHOLDER").

                  WHEREAS, Avert, Inc., a Colorado corporation (the "COMPANY"), and Parent propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for, among other things, the merger of a wholly owned subsidiary of Parent with and into the Company (the "MERGER");

                  WHEREAS, as of the date hereof, the Shareholder is a holder of record or Beneficially Owns (as defined herein) shares of common stock, no par value ("COMPANY COMMON STOCK"), of the Company;

                  WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Shareholder (collectively, the "SHARES"); and

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, the Shareholder has irrevocably granted Parent a Proxy (in the form attached hereto as Exhibit A) to vote his shares in a manner consistent with the covenants set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                               CERTAIN DEFINITIONS

                  Section 1.1 General. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

                  Section 1.2 Beneficial Ownership. For purposes of this Agreement, "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Shareholder shall include securities Beneficially Owned by all other Persons (as defined in the Merger Agreement) with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act other than parties to this Agreement.

                                   ARTICLE II.

                  Section 2.1 VOTING AGREEMENT. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement as specified in Section 5.1, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, the Shareholder shall vote (or cause to be voted) the Shares held of record (to the extent he has the right to vote such Shares) or Beneficially Owned (to the extent he also has the right to vote such Shares) by him in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement. The Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

                  Section 2.2 OTHER PROXIES REVOKED. Any proxies (other than the Proxy granted to Parent on the date hereof) heretofore given in respect of the Shareholder's Shares are not irrevocable and all such proxies are hereby revoked.

                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

                  The Shareholder hereby represents and warrants to the Parent as follows:

                  Section 3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

                  Section 3.2 NO CONFLICT. (a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not, (i) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which the Shareholder is a party or by which the Shareholder (or the Shares held of record or Beneficially Owned by the Shareholder) is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by the Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder (or the Shares held of record or

Beneficially Owned by the Shareholder) is bound or affected, except, in the case of clauses (i) and (ii) of this Section 3.2, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

                           (b)      The execution and delivery of this Agreement
by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his obligations under this Agreement.

                  Section 3.3 TITLE TO THE SHARES. As of the date hereof, the Shareholder is the record or Beneficial Owner of the Shares listed on
Schedule 1 hereto. The Shares listed on Schedule 1 hereto are all the securities of the Company either held of record or Beneficially Owned by the Shareholder. The Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by the Shareholder. The Shareholder has the right to vote or cause to be voted each of the Shares listed on Schedule 1 hereto and the Shares listed on Schedule 1 hereto are owned free and clear of all security interests, liens, powers of attorney, proxies, claims, pledges, options, rights of first refusal, agreements, limitations on the Shareholder's voting rights, charges and other encumbrances of any nature whatsoever, except for those restrictions arising hereunder or under the Proxy delivered by the Shareholder to the Parent on the date hereof.

                                   ARTICLE IV.

                          COVENANTS OF THE SHAREHOLDER

                  Section 4.1 NO INCONSISTENT AGREEMENT OR ACTION. The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, and the Merger Agreement, the Shareholder shall not, or permit any Person under such Shareholder's control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by the Shareholder or form any "group" for purposes of the Exchange Act or the rules promulgated thereunder, in each such case, which is inconsistent with this Agreement. Except as set forth in the Merger Agreement, the Shareholder shall not (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposals (as defined in the Merger Agreement) or agree to or endorse any Acquisition Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

                  Section 4.2 TRANSFER OF TITLE. The Shareholder hereby covenants and agrees that the Shareholder shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership of any of the Shares, or
(iii) further pledge, hypothecate or otherwise dispose of any Shares; provided, that the Shareholder may transfer record ownership of any of the Shares so long as the Shareholder maintains Beneficial Ownership of such Shares (including, without limitation, the unfettered right to vote such Shares in the manner set forth in Section 2.1).

                                   ARTICLE V.

                                  MISCELLANEOUS

                  Section 5.1 TERMINATION. This Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date upon which the Merger Agreement is terminated in accordance with its terms; PROVIDE, HOWEVER, that if the Merger Agreement is terminated pursuant to any of Sections 7.1(d), (e) or (f) of the Merger Agreement and at the time of such termination the Termination Amount either is or may become payable pursuant to Section 7.5(b) of the Merger Agreement, this Agreement shall terminate on the date which is six months after the date of termination of the Merger Agreement.

                  Section 5.2 ADDITIONAL SHARES. If, after the date hereof, the Shareholder acquires the right to vote any additional shares of Company Common Stock (any such shares shall be referred to herein as "ADDITIONAL SHARES"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by the Shareholder of record or Beneficial Ownership of such Additional Shares.

                  Section 5.3 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Parent and the Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Shareholders with respect to the subject matter hereof.

                  Section 5.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 5.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

                  Section 5.7 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF COLORADO MANDATORILY APPLY.

                  Section 5.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Shareholders and Parent have caused this Agreement to be duly executed on the date hereof.


                                   AUTOMATIC DATA PROCESSING, INC.



                                   By:  /s/ James B. Benson
                                        ---------------------------------------
                                        Name:    James B. Benson
                                        Title:   Vice President





                                   /s/ Dean A. Suposs
                                   --------------------------------------------
                                   Dean A. Suposs

                                                                       EXHIBIT A





                                IRREVOCABLE PROXY


                  The undersigned shareholder of Avert, Inc., a Colorado corporation ("COMPANY") hereby appoints Automatic Data Processing, Inc., a Delaware corporation ("PARENT"), as proxy for the undersigned, with full power of substitution, to attend any annual or special meeting of the shareholders of the Company (including any and all adjournments and postponements thereof), and in respect of any written consent in lieu of such meeting, held or made for the purpose of considering or voting upon the matters described in Section 2.1 of the Voting Agreement, dated the date hereof, among Parent, the undersigned and certain other shareholders of the Company (the "AGREEMENT"), in accordance with such Section 2.1, and to cast all votes that the undersigned is entitled to cast at such a meeting (or in connection with such written consent) with respect to all of the undersigned's Shares (as defined in the Agreement) with respect to the matters described in Section 2.1 of the Agreement. The undersigned hereby revokes any proxy heretofore given with respect to such a meeting (or written consent in lieu thereof) or with respect to such a vote cast. The undersigned affirms that this proxy is a power coupled with an interest and shall be irrevocable. The undersigned shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this irrevocable proxy.



Please sign exactly as name appears on the   /s/ Dean A. Suposs
records of the Company and date.             ----------------------------------
                                             Dean A. Suposs


                                             Dated:  June 15, 2001